Exhibit 10.6
NUCRYST Pharmaceuticals Corp.
Board Compensation

Annual Value
Category	NUCRYST Plan	(approx.)
Initial Equity Grant	5,000 Restricted Shares	n/a (1)
(immediate vesting, with 1,000 available
for sale in 1 year and 4,000 to be held for
duration of board service)
8,000 Stock Options

Annual Retainer	$15,000	$15,000
Board Meeting Fees	$2,000/meeting	$12,000 (assumes 6 meetings/year)
(including
telephone meetings)

Annual Stock Award	3,000 Restricted Shares	$55,000 (2)

(50% vest after 1 year and 50% after
	second year)	Total Annual Board Comp. — $82,000
2,000 Stock Options

Committee Chair	$7,500 for Audit	$7,500 Audit Chair
Annual Retainer	$5,000 for Human Resources & Compensation	$5,000 Other Chairs
$5,000 for Corporate Governance and
Nominating

Committee Meeting	Audit	$6,400 — $12,200
Fees	Chair — $1,500/meeting	(Depending on committee and chair
(including	Member — $1,200/meeting	composition. Assumes 2 committees per
telephone meetings)	HR & Compensation / Corp. Gov. & Nominating	member, and 6 audit meetings and 4 of the
	Chair — $1,000/meeting	other committees.)

Member — $800/meeting
Notes:
(1)	Directors are required to hold minimum equity equal in value to 2.5 times the annual retainer, which equates to $37,500. For purposes of this calculation, common and restricted shares are included, but options are not. Directors have 3 years to achieve this minimum ownership level.

(2)	The company will continue with its deferred share unit plan whereby directors may elect to receive DSUs in lieu of cash fees (retainers and meeting fees). This will likely come into force for the 2007 calendar year.